Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Kyivstar Group Ltd. on Form S-8 of our report dated April 17, 2025, except for Note 5, as to which the date is July 9, 2025, with respect to our audit of the consolidated financial statements of Kyivstar Group Ltd. as of March 31, 2025 and for the period from March 7, 2025 (inception) to March 31, 2025. Our report includes an explanatory paragraph as to Kyivstar Group Ltd.’s ability to continue as a going concern.

/s/ UHY LLP

Melville, NY

February 6, 2026